UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K
_______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report: December 9, 2008

Date of earliest event reported: December 5, 2008

_______________

PACIFIC ASIA PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

_______________

Delaware
(State or other jurisdiction of incorporation)

000-52770	30-0349798
(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Ave., Hartsdale, New York 10530
(Address of principal executive offices)

(914) 472-6070
(Registrant’s telephone number, including area code)

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

On December 5, 2008, Pacific Asia Petroleum, Inc. (the “Company”) exercised its right to terminate certain Asset Transfer Agreements, dated September 7, 2007, as amended, entered into by and among ChevronTexaco China Energy Company (“Chevron Texaco”), the Company and Pacific Asia Petroleum, Ltd., a wholly-owned subsidiary of the Company, with respect to the proposed purchase by the Company of participating interests held by ChevronTexaco in three coal bed methane (“CBM”) and tight gas sand resource blocks (the Linxing, San Jiao Bei and the Shenfu areas) located in the Shanxi Province of China. The Company elected to terminate these agreements due to delays in receipt of required Chinese government approvals of the transfers, coupled with renewal terms proposed by ChevronTexaco that were not acceptable to the Company.  In addition, the Company’s decision to terminate these agreements was due in large part to its desire to immediately focus on the commencement of operations with respect to its existing tight gas sand and coal bed methane block (the Zijinshan Block) which is 100% owned and operated by the Company.  On December 9, 2008, the Company and China United Coal Bed Methane Co. (a subsidiary of China National Petroleum Corporation), the Chinese government-designated company responsible for development of the Zijinshan Block, finalized a mutually agreed work program pursuant to which the Company may now immediately commence development operations.

Item 8.01.	Other Events

On December 9, 2008, the Company and China United Coal Bed Methane Co. (a subsidiary of China National Petroleum Corporation), the Chinese government-designated company responsible for the development of the Zijinshan Block, finalized a mutually-agreed work program pursuant to which the Company may now immediately commence development operations with respect to this asset.

A copy of the press release announcing the foregoing is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release, dated December 9, 2008.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 9, 2008

Pacific Asia Petroleum, Inc.
By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chief Executive Officer

Index to Exhibit
Exhibit Number	Description
99.1	Press Release, dated December 9, 2008.